Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

December 15, 2015

Board of Directors

Harvard Apparatus Regenerative Technology, Inc.

84 October Hill Road, Suite 11

Holliston, MA 01746

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”) of up to 2,688,933 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), which include 150,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder as a commitment fee, 500,000 shares of Common Stock (the “Initial Shares”) issued to the Selling Stockholder pursuant to the Purchase Agreement (as defined below) and up to 2,038,933 shares of Common Stock (the “Future Shares”) that may be issued to the Selling Stockholder pursuant to the Purchase Agreement. The Shares are being sold to the Selling Stockholder pursuant to a Common Stock Purchase Agreement between the Company and the Selling Stockholder dated as of the date hereof (the “Purchase Agreement”).

We have examined such documents, instruments, certificates and records, and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

In such examination, we have assumed:

a)	the authenticity of original documents and the genuineness of all signatures;

b)	the conformity to the originals of all documents submitted to us as copies;

Harvard Apparatus Regenerative Technology, Inc.

December 15, 2015

c)	the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed;

d)	that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and will comply with all applicable laws;

e)	that the Registration Statement, and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Shares are issued as contemplated by the Registration Statement;

f)	that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement;

g)	that the offer, issuance, sale and delivery of the Shares will not violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; and

h)	at the time the Shares are issued, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Shares and any related documentation shall have been duly completed and shall remain in full force and effect.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or under the Company’s amended and restated certificate of incorporation, as then in effect.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of the Future Shares: (a) the authorization by the Company of the amount, terms and issuance of the Future Shares (the “Authorization”) and (b) the issuance of such Future Shares in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which is not less than the par value of such shares) to be paid therefor in accordance with the Authorization.

Harvard Apparatus Regenerative Technology, Inc.

December 15, 2015

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of the Future Shares, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	The Initial Shares have been validly issued and are fully paid and nonassessable.

3.	The Commitment Shares have been validly issued and are fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware or the Delaware constitution). This opinion is limited to the laws referred to above as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Burns & Levinson LLP

Burns & Levinson LLP